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                                  EXHIBIT 9(b)

                            Amended Schedule A to the
                     Management and Administration Agreement
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                                                     Dated: As of March 12, 1997

                                   Schedule A
                                     to the
                     Management and Administration Agreement
                        between AmSouth Mutual Funds and
                              ASO Services Company

Name of Fund                  Compensation*                 Date
------------                  -------------                 ----

AmSouth Prime                 Annual Rate of twenty         As of March 12, 1997
Obligations, U.S. Treasury,   hundredths of one-percent
Tax Exempt, Equity,           (.20%) of each such Fund's
Regional Equity, Balanced,    average daily net assets
Bond, Limited Maturity,
Municipal Bond,
Government Income,
Florida Tax-Free, Capital
Growth, Small Cap, and
Equity Income Funds.

                                        AMSOUTH MUTUAL FUNDS


                                        By: /s/ John F. Calvano
                                            ----------------------------

                                        Title: Secretary

                                        ASO SERVICES COMPANY


                                        By: /s/ Stephen G. Mintos
                                            ----------------------------

                                        Title:
                                               -----------------------------

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      *All fees are computed daily and paid periodically.


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